Exhibit 99.1

Multi-Color Corporation Announces EPS of $0.88 and Non-GAAP Core EPS of $1.06 for Q2 FY2018

CINCINNATI, OHIO, November 7, 2017 – Multi-Color Corporation (NASDAQ: LABL) today announced second quarter fiscal 2018 results.

“Organic revenue growth rate accelerated in Q2 to 6%. However, operating inefficiencies created a shortfall in earnings to expectations in the quarter. Core EPS forecast is now in the range of $3.80 to $3.90 for fiscal 2018.

We are pleased our Constantia Labels acquisition is now complete. This creates MCC annualized revenues circa USD1.7 billion and adds global Food & Beverage label customers and footprint,” said Nigel Vinecombe, Executive Chairman of Multi-Color Corporation.

Q2 Highlights

•	Organic growth at 6% for the quarter.

•	Operating inefficiencies due to change in growth rate and mix.

•	Additional capacity installed in high demand locations to address growing pains.

Q3 Developments

•	Constantia Labels acquisition completed October 31.

•	East African market acquisition completed in Tanzania in October with expected annual revenues of USD 12 million in large and fast-growing population region.

•	New Zealand start up operational in a high value add label market.

Second Quarter Results

•	Net revenues increased 10% to $256 million compared to $232.1 million in the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2017 accounted for a 4% increase in revenues. Organic revenues increased 6% and foreign exchange rates, primarily driven by appreciation of the Euro, led to a 1% increase in revenues quarter over quarter. On July 3, the Company sold its Southeast Asian durables business, which resulted in a 1% decrease in revenues compared to the prior year quarter.

•	Gross profit increased 4% or $1.8 million compared to the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2017 contributed 2% or $0.8 million to gross profit. Core gross profit, a Non-GAAP financial measure, increased 4% or $2.1 million compared to the prior year quarter. Organic gross profit increased 2% or $1.1 million. The sale of the Southeast Asian durables business during the current year quarter accounted for a 1% or $0.6 million decrease in gross profit compared to the prior year quarter. The remaining increase of 1% or $0.6 million related to the favorable effects of foreign exchange. Core gross margins a Non-GAAP financial measure, were 20.4% of net revenues for the current year quarter compared to 21.6% in the prior year quarter.

•

Selling, general and administrative expenses increased 28% or $5.5 million compared to the prior year quarter. Core SG&A, a Non-GAAP financial measure, increased 8% or $1.6 million in the current year quarter compared to the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2017, net of divestitures, and unfavorable foreign exchange contributed $0.7 million and $0.3 million, respectively, to the increase. Core SG&A decreased as a percentage of sales to 8.2% from 8.4% compared to the prior year quarter. The remaining increase of $0.6 million primarily related to the timing of audit and compliance expenses. Non-core items related to acquisition expenses were $4.1 million in the current year quarter compared to $0.3 million in the prior year quarter.

•	Operating income decreased 12% or $3.7 million compared to the prior year quarter. Acquisitions occurring after the beginning of the second quarter of fiscal 2017 reduced operating income by 1% or $0.2 million primarily related to one-time purchase accounting adjustments. Core operating income, a Non-GAAP financial measure, increased 2% or $0.5 million compared to the prior year quarter. Non-core items in the current year quarter primarily related to inventory purchase accounting adjustments of $0.4 million, acquisition expenses of $4.1 million, and facility closure expenses of $0.1 million.

•	Interest expense increased 2% or $0.1 million in the current year quarter compared to the prior year quarter, primarily due to the funding of acquisitions.

•	Other income was $2.7 million in the current year quarter compared to $0.3 million in the prior year quarter. Core other income was $0.2 million in the current year quarter compared to $0.3 million in the prior year quarter primarily related to gains and losses on foreign exchange. Non-core items were primarily related to the unrealized gain of $8.8 million on a forward contract to fix the exchange rate between the U.S. Dollar and the Euro for the third quarter acquisition of Constantia Labels. These gains were partially offset by non-cash charges related to cross currency swaps of $5.8 million, initiated in anticipation of the closing of the acquisition. Additionally, the Company sold the Southeast Asian durables business for a loss of $0.5 million.

•	Our effective tax rate increased to 32% in the current year quarter from 31% in the prior year quarter due to higher non-deductible acquisition costs. The effective tax rate on core net income, a Non-GAAP financial measure, was 26% for the current year quarter compared to 30% in the prior year quarter, primarily due to the adoption of a new accounting standard to simplify share based payments. The Company expects its annual effective tax rate on core net income to be approximately 29% in fiscal 2018.

•	Net income attributable to MCC decreased 7% or $1.2 million in the current year quarter compared to the prior year quarter. Core net income increased 9% or $1.5 million compared to the prior year quarter.

•	Diluted EPS decreased 8% to $0.88 per diluted share in the current year quarter compared to $0.96 per diluted share in the prior year quarter. Excluding the impact of the non-core items noted below, core EPS, a Non-GAAP financial measure, increased 7% to $1.06 per diluted share compared to $0.99 in the prior year quarter.

The following table shows adjustments made to net income and diluted EPS between reported GAAP and Non-GAAP results for the three months ended September 30, 2017 and 2016. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, other (income) expense, EBITDA, income before income taxes, income tax expense, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Three Months Ended
	09/30/17	Diluted		09/30/16	Diluted
	(in 000’s)	EPS		(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$15,190	$0.88		$16,343	$0.96

Inventory purchase accounting charges, net of tax	291	0.02		107	0.01

Acquisition expenses, net of tax	4,084	0.24		268	0.02

Facility closure expenses, net of tax	63		*	64		*

Net gain on derivatives to hedge acquisition purchase price and related debt, net of tax	(1,893)	(0.11)		—	—
Loss on sale of Southeast Asian durables business	512	0.03		—	—

Core net income and diluted EPS, (Non-GAAP)	$18,247	$1.06		$16,782	$0.99

*	Diluted EPS is less than $0.01

Year-to-date Results:

•	Net revenues increased 6% to $498.5 million compared to $468.6 million in the six months ended September 30, 2016. Acquisitions occurring after the beginning of fiscal 2017 accounted for a 3% increase in revenues. Increased revenues in North America and Latin America contributed to an organic revenue increase of 4%. The sale of the Southeast Asian durables business accounted for a 1% decrease in revenues compared to the prior year period.

•	Gross profit decreased 1% or $0.8 million compared to the six months ended September 30, 2016. Acquisitions occurring after the beginning of fiscal 2017 contributed 2% or $1.9 million to gross profit. Operating inefficiencies, primarily in North America, led to an organic gross profit decrease of 2% or $2.3 million. Core gross profit decreased 1% or $0.5 million compared to the six months ended September 30, 2016. The sale of the Southeast Asian durables business during the current year quarter accounted for a 1% or $0.6 million decrease in gross profit compared to the prior year quarter. The remaining increase of $0.2 million related to the favorable effects of foreign exchange. Core gross margins were 20.4% of net revenues for the six months ended September 30, 2017 compared to 21.8% in the six months ended September 30, 2016.

•	Selling, general and administrative expenses increased 15% or $6.4 million compared to the six months ended September 30, 2016. Core SG&A, a Non-GAAP financial measure, increased 4% or $1.8 million compared to the prior year to date period, including $1.6 million related to acquisitions occurring after the beginning of fiscal 2017, net of divestitures. The remaining increase of $0.2 million primarily related to compensation expenses. Core SG&A decreased as a percentage of sales to 8.8% from 9.0% in the prior year to date period. Non-core items related to acquisition expenses were $5.0 million in the six months ended September 30, 2017 compared to $0.4 million in the prior year.

•	Facility closure expenses were $0.1 million in the six months ended September 30, 2017 compared to $0.2 million in the six months ended September 30, 2016. The current period expenses primarily related to the closure of our manufacturing facility in Dormans, France and the prior period expenses primarily related to consolidation of manufacturing facilities in Dublin, Ireland into a single location.

•	Operating income decreased 12% or $7.1 million compared to the six months ended September 30, 2016. Acquisitions occurring after the beginning of fiscal 2017 contributed $0.1 million to operating income. Core operating income, a Non-GAAP financial measure, decreased 4% or $2.4 million compared to the prior year to date period. Non-core items in fiscal 2017 related to inventory purchase accounting charges of $0.4 million, acquisition expenses of $5.0 million, and facility closure expenses of $0.1 million.

•	Other income was $1.5 million in the six months ended September 30, 2017 compared to $0.6 million in the six months ended September 30, 2016. Core other expense, a Non-GAAP financial measure, was $1 million in the six months ended September 30, 2017 compared to core other income of $0.6 million in the prior year period. This was primarily due to the unfavorable impact of the release of a $1.1 million foreign indemnification receivable in the current year period, for which an offsetting tax liability was also relieved reducing the current year effective tax rate and gains and losses on foreign exchange. Non-core items were primarily related to the unrealized gain of $8.8 million on a forward contract to fix the exchange rate between the U.S. Dollar and the Euro for the third quarter acquisition of Constantia Labels. These gains were partially offset by non-cash charges related to cross currency swaps of $5.8 million, initiated in anticipation of the closing of the acquisition. Additionally, the Company sold the Southeast Asian durables business for a loss of $0.5 million.

•	The effective tax rate decreased to 28% in the six months ended September 30, 2017 from 31% in the six months ended September 30, 2016 primarily due to the impact of certain discrete items recognized in the current period that decreased tax expense compared to the prior year period, including the release of a tax liability related to a foreign indemnification receivable related to previous acquisitions for $1.1 million. Additionally, MCC adopted a new accounting standard to simplify share based payments during the current period, which decreased our tax expense $1.5 million compared to the six months ended September 30, 2016. The effective tax rate on core net income, a Non-GAAP financial measure, was 25% for the six months ended September 30, 2017 compared to 31% for the six months ended September 30, 2016.

•	Net income attributable to Multi-Color decreased 9% or $2.9 million in the six months ended September 30, 2017 compared to the prior year to date period. Core net income, a Non-GAAP financial measure, increased $0.1 million compared to the prior year to date period.

•	Diluted earnings per share (EPS) decreased 10% or $0.18 per diluted share in the six months ended September 30, 2017 compared to the prior year period. Excluding the impact of the non-core items noted below, core EPS, a Non-GAAP financial measure, decreased 1% or $0.01 per diluted share in the six months ended September 30, 2017.

The following table shows adjustments made to Net Income and Diluted EPS between reported GAAP and Non-GAAP results for the six months ended September 30, 2017 and 2016. Refer to the tables in Exhibit A for a reconciliation of adjustments made to gross profit, SG&A expenses, operating income, core other (income) expense, EBITDA, income before income taxes, and effective tax rate between reported GAAP and Non-GAAP results. The sum of the EPS amounts may not equal the totals due to rounding.

	Six Months Ended
	09/30/17	Diluted	09/30/16	Diluted
	(in 000’s)	EPS	(in 000’s)	EPS
Net income attributable to MCC and diluted EPS, as reported	$29,296	$1.71	$32,148	$1.89

Inventory purchase accounting charges, net of tax	291	0.02	107	0.01

Acquisition expenses, net of tax	4,702	0.27	434	0.03

Facility closure expenses, net of tax	86	0.01	173	0.01

Net gain on derivatives to hedge acquisition purchase price and related debt, net of tax	(1,893)	(0.11)	—		*
Loss on sale of Southeast Asian durables business	512	0.03	—		*

Core net income and diluted EPS, (Non-GAAP)	$32,994	$1.92	$32,862	$1.93

*	Diluted EPS is less than $0.01

Second Quarter 2018 Earnings Conference Call and Webcast

The Company will hold a conference call on Tuesday, November 7, 2017 at 10:00 a.m. (ET) to discuss the news release. For domestic access to the conference call, please call 800-219-3192 (participant code 88142516#) or for international access, please call +1 617-597-5412 (participant code 88142516#) by 9:45 a.m. (ET). A replay of the conference call will be available at 3:00 p.m. (ET) on Tuesday, November 7, 2017 through 11:59 p.m. (ET) on Tuesday, November 14, 2017 by calling 888-286-8010 (participant code 98455673) or internationally, by calling +1 617-801-6888 (participant code 98455673). Additionally, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at http://www.mcclabel.com. Listeners should go to the website prior to the call to register and to download any necessary audio software.

Participants may pre-register for the call at:

https://www.theconferencingservice.com/prereg/key.process?key=PJE38YT7C. Pre-registrants will be issued a PIN number to use when dialing the live call which will provide quick access to the conference by bypassing the operator upon connection.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation: factors discussed in conjunction with a forward-looking statement; changes in global economic and business conditions; changes in business strategies or plans; raw material cost pressures; availability of raw materials; availability to pass raw material cost increases to our customers; interruption of business operations; changes in, or the failure to comply with, government regulations, legal proceedings and developments; acceptance of new product offerings, services and technologies; new developments in packaging; our ability to effectively manage our growth and execute our long-term strategy; our ability to manage foreign operations and the risks involved with them, including compliance with applicable anti-corruption laws; currency exchange rate fluctuations; our ability to manage global political uncertainty; terrorism and political unrest; increases in general interest rate levels and credit market volatility affecting our interest costs; competition within our industry; our ability to consummate and successfully integrate acquisitions; our ability to recognize the benefits of acquisitions, including potential synergies and cost savings; failure of an acquisition or acquired company to achieve its plans and objectives generally; risk that proposed or consummated acquisitions may disrupt operations or pose difficulties in employee retention or otherwise affect financial or operating results; risk that some of our goodwill may be or later become impaired; the success and financial condition of our significant customers; dependence on information technology; our ability to market new products; our ability to maintain an effective system of internal control; ongoing claims, lawsuits and governmental proceedings, including environmental proceedings; availability, terms and developments of capital and credit; dependence on key personnel; quality of management; our ability to protect our intellectual property and the potential for intellectual property litigation; employee benefit costs; and risk associated with significant leverage. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color (http://www.mcclabel.com)

Cincinnati, Ohio, U.S.A. based Multi-Color Corporation (MCC), established in 1916, is a leader in global label solutions supporting a number of the world’s most prominent brands including leading producers of home and personal care, wine and spirits, food and beverage, healthcare and specialty consumer products. MCC serves international brand owners in North, Central and South America, Europe, Southeast Asia, Australia, New Zealand, Africa and China with a comprehensive range of the latest label technologies in Pressure Sensitive, Cut and Stack, In-Mold, Shrink Sleeve and Heat Transfer. MCC employs over 8,700 associates across 70 operations globally and is a public company trading on the NASDAQ Global Select Market (company symbol: LABL).

For additional information on Multi-Color, please visit http://www.mcclabel.com.

Multi-Color Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net revenues	$256,034	$232,140	$498,474	$468,634
Cost of revenues	204,260	182,187	397,243	366,588

Gross profit	51,774	49,953	101,231	102,046
Gross margin	20.2%	21.5%	20.3%	21.8%
Selling, general and administrative expenses	25,200	19,736	48,789	42,390
Facility closure expenses	95	57	129	214
Operating income	26,479	30,160	52,313	59,442

Interest expense	6,669	6,521	13,004	12,977
Other income, net	(2,676)	(290)	(1,477)	(560)

Income before income taxes	22,486	23,929	40,786	47,025
Income tax expense	7,296	7,395	11,454	14,581

Net income	$15,190	$16,534	$29,332	$32,444

Less: Net income attributable to non-controlling interests	—	191	36	296

Net income attributable to Multi-Color Corporation	$15,190	$16,343	$29,296	$32,148

Basic shares outstanding	17,015	16,867	16,983	16,836
Diluted shares outstanding	17,177	17,008	17,168	16,988

Basic earnings per share	$0.89	$0.97	$1.73	$1.91
Diluted earnings per share	$0.88	$0.96	$1.71	$1.89

Multi-Color Corporation

Selected Balance Sheet Information

(in thousands)

Unaudited

	September 30, 2017	March 31, 2017
Current Assets	$304,562	$253,746
Total Assets	$1,191,696	$1,091,990
Current Liabilities	$155,251	$144,326
Total Liabilities	$755,642	$710,170
Stockholders’ Equity	$436,054	$381,820
Total Debt	$498,549	$481,501

Exhibit A

The Company reports its financial results in accordance with generally accepted accounting principles in the U.S. (GAAP). To provide investors with additional information and more meaningful period-to-period comparisons of the Company’s financial and operating results, the Company reports certain Non-GAAP financial measurements, as defined by the Securities and Exchange Commission. These measurements are supplemental in nature and should not be considered to be an alternative to reported results prepared in accordance with GAAP. The Company’s Non-GAAP financial measurements reported for the periods presented in this earnings release are: core gross profit, core SG&A, core operating income, core other (income) expense, core EBITDA, core net income, core diluted EPS, core income before income taxes, core income tax expense, and core effective tax rate.

These Non-GAAP financial measurements are adjusted to exclude acquisition expenses, facility closure expenses, the net gain on derivatives to hedge acquisition purchase price and related debt, and the loss on the sale of the Southeast Asian durables business. These adjustments are disclosed to give the reader an indication of the performance of the business excluding discrete costs related to acquisitions of the new businesses and closures of existing businesses. Acquisition costs represent discrete, external, transaction-related costs, specific to acquisitions that we believe will be accretive in future periods. Similarly, facility closure expenses relate to discrete costs to close plants that management believes will ultimately benefit the business.

These Non-GAAP financial measures provide investors with an understanding of the Company’s SG&A expenses, operating income, other (income) expense, EBITDA, net income, diluted EPS, income before income taxes, income tax expense, and effective tax rate adjusted to exclude the effect of the non-core items identified above. EBITDA is a Non-GAAP financial measure used to measure operating results, defined as earnings before interest, taxes, depreciation and amortization, and other non-operating income and expenses. We believe that these Non-GAAP financial measures assist investors in making a consistent comparison to the three and six months ended September 30, 2017 compared to the results of the prior year periods. In addition, management uses these Non-GAAP financial measures internally to perform trend analysis and analyze operating performance to ensure resources are allocated effectively. The Non-GAAP measures allow management to analyze trends and performance without masking or distorting the results with the special items identified by management.

Core Gross Profit:

	Three Months Ended		Six Months Ended
	09/30/17	09/30/16	09/30/17	09/30/16
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Gross profit, as reported	$51,774	$49,953	$101,231	$102,046
Inventory purchase accounting charges	448	148	448	148

Core gross profit, (Non-GAAP)	$52,222	$50,101	$101,679	$102,194

Core gross profit, (Non-GAAP) as a % of net revenues	20.4%	21.6%	20.4%	21.8%

Core SG&A Expenses:

	Three Months Ended		Six Months Ended
	09/30/17	09/30/16	09/30/17	09/30/16
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
SG&A expenses, as reported	$25,200	$19,736	$48,789	$42,390
Acquisition expenses	(4,087)	(268)	(4,993)	(434)

Core SG&A expenses, (Non-GAAP)	$21,113	$19,468	$43,796	$41,956

Core SG&A expenses, as a % of net revenues, (Non-GAAP)	8.2%	8.4%	8.8%	9.0%

Core Operating Income:

	Three Months Ended		Six Months Ended
	09/30/17	09/30/16	09/30/17	09/30/16
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Operating income, as reported	$26,479	$30,160	$52,313	$59,442
Inventory purchase accounting charges	448	148	448	148
Acquisition expenses	4,087	268	4,993	434
Facility closure expenses	95	57	129	214

Core operating income, (Non-GAAP)	$31,109	$30,633	$57,883	$60,238

Core operating income, as a % of net revenues, (Non-GAAP)	12.2%	13.2%	11.6%	12.9%

Core Other (Income) Expense:

	Three Months Ended		Six Months Ended
	09/30/17	09/30/16	09/30/17	09/30/16
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Other (income) expense, net, as reported	$(2,676)	$(290)	$(1,477)	$(560)
Net gain on derivatives to hedge acquisition purchase price and related debt	3,011	—	3,011	—
Loss on sale of Southeast Asian durables business	(512)	—	(512)	—

Core other (income) expense, net (Non-GAAP)	$(177)	$(290)	$1,022	$(560)

Core EBITDA:

	Three Months Ended		Six Months Ended
	09/30/17	09/30/16	09/30/17	09/30/16
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Net income attributable to MCC, as reported	$15,190	$16,343	$29,296	$32,148
Inventory purchase accounting charges, net of tax	291	107	291	107
Acquisition expenses, net of tax	4,084	268	4,702	434
Facility closure expenses, net of tax	63	64	86	173
Net gain on derivatives to hedge acquisition purchase price and related debt	(1,893)	—	(1,893)	—
Loss on sale of Southeast Asian durables business	512	—	512	—

Core net income (Non-GAAP)	$18,247	$16,782	$32,994	$32,862
Core interest expense (Non-GAAP)	6,669	6,521	13,004	12,977
Core income tax expense (Non-GAAP)	6,370	7,429	10,827	14,663
Depreciation	8,914	8,201	17,406	16,617
Amortization	3,831	3,917	7,435	7,377
Net income attributable to non-controlling interests	—	191	36	296
Core other (income) expense (Non-GAAP)	(177)	(290)	1,022	(560)

Core EBITDA, (Non-GAAP)	$43,854	$42,751	$82,724	$84,232

Core EBITDA as a % of net revenues, (Non-GAAP)	17.1%	18.4%	16.6%	18.0%

Core Tax:

	Three Months Ended		Six Months Ended
	09/30/17	09/30/16	09/30/17	09/30/16
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income before income taxes, as reported	$22,486	$23,929	$40,786	$47,025
Non-core items	2,131	473	3,071	796

Core income before income taxes, (Non-GAAP)	$24,617	$24,402	$43,857	$47,821

	Three Months Ended		Six Months Ended
	09/30/17	09/30/16	09/30/17	09/30/16
	(in 000’s)	(in 000’s)	(in 000’s)	(in 000’s)
Income tax expense, as reported	$7,296	$7,395	$11,454	$14,581
Non-core items	926	34	(627)	82

Core income tax expense, (Non-GAAP)	$6,370	$7,429	$10,827	$14,663

Effective tax rate	32%	31%	28%	31%
Core effective tax rate (Non-GAAP)	26%	30%	25%	31%

For more information, please contact: Sharon E. Birkett

Vice President and Chief Financial Officer

Multi-Color Corporation, (513) 345-5311